Exhibit 99.1

Contact:

Amy C. Chang

Vice President, Investor Relations

866.861.3229

AMN HEALTHCARE ANNOUNCES THIRD QUARTER 2015 RESULTS

Quarterly revenue increases to record high $383 million; reports adjusted EPS of $0.48

(GAAP EPS of $0.69)

SAN DIEGO – (November 4, 2015) – AMN Healthcare Services, Inc. (NYSE: AHS), healthcare’s leader and innovator in workforce solutions and staffing services, today announced third quarter 2015 financial results that exceeded the Company’s guidance for revenue and adjusted EBITDA. Third quarter financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q3 2015	% Change Q3 2014	YTD September 30, 2015	% Change YTD September 30, 2014
Revenue	$382.9	45%	$1,060.5	40%
Gross profit	$126.0	57%	$337.6	46%
Net income	$33.6	296%	$61.7	165%
Diluted EPS	$0.69	283%	$1.27	159%
Adjusted diluted EPS*	$0.48	140%	$1.17	95%
Adjusted EBITDA*	$45.6	109%	$118.3	79%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

•	Demand continues at historic high levels, driving strong organic growth in all business segments.

•	Consolidated revenue increased 45% year-over-year, driven by organic growth of 29% and the remainder from acquisitions.

•	Gross margin of 32.9% represented an improvement of 250 basis points year-over-year and 150 basis points from the prior quarter.

•	Adjusted EBITDA margin of 11.9% reflected a 370 basis point year-over-year improvement, driven by both gross margin expansion and operating leverage.

•	Adjusted diluted EPS of $0.48 grew 140% year-over-year.

•	AMN Healthcare’s differentiated strategy and focus on delivering a diverse portfolio of innovative workforce solutions and staffing services continues to drive industry leading performance.

“The AMN Healthcare team continues to deliver exceptional service and results to our clients amidst a strong demand environment, resulting in better than anticipated revenue and profitability growth in the third quarter,” said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare. “In addition to our focus on organic growth, we continue to expand AMN’s capabilities, including our most recent acquisitions of The First String and Millican Solutions, which further bolster our physician executive and nurse leadership recruitment capabilities. With a continuing robust demand outlook in all of our business segments, we remain focused on delivering superior value to our clients and healthcare professionals through continued expansion of our innovative workforce solutions and recruitment strategies.”

Third Quarter 2015 Results

For the third quarter of 2015, consolidated revenue was $383 million, an increase of 45% from the same quarter last year and 9% sequentially. Third quarter revenue for the Nurse and Allied Healthcare Staffing segment was $266 million, up 53% from the same quarter last year and 11% sequentially. Locum Tenens Staffing segment revenue in the third quarter was $102 million, an increase of 29% from the same quarter last year and up 4% sequentially. Third quarter Physician Permanent Placement Services segment revenue was $15 million, an increase of 29% from the same quarter last year and up 16% sequentially.

Third quarter gross margin of 32.9% was higher by 250 basis points than the same quarter last year and higher by 150 basis points sequentially. The year-over-year and sequential gross margin improvements were driven primarily by an increased revenue mix of our higher-margin workforce solutions businesses, along with a gross margin increase in the Locum Tenens Staffing segment.

SG&A expenses for the third quarter were $83 million, representing 21.7% of revenue, compared to 22.8% in the same quarter last year and 21.3% in the prior quarter. The improvement from the prior year was due to operating leverage on the revenue growth. The decline from the prior quarter was due to the prior quarter including a $3 million favorable professional liability adjustment.

Third quarter net income was $34 million and net income per diluted share was $0.69. Tax expense in the quarter included a $12 million favorable reversal of tax reserves. Excluding this tax adjustment, amortization of intangible assets, and acquisition and integration costs incurred during the quarter, adjusted net income per diluted share was $0.48. Third quarter adjusted EBITDA was $46 million, a year-over-year increase of 109% and sequential increase of 16%. Third quarter adjusted EBITDA margin of 11.9% represented a 370 basis point increase year-over-year and 70 basis point increase sequentially.

At September 30, 2015, cash and cash equivalents totaled $14 million. Third quarter cash flow from operations was $22 million and capital expenditures were $7 million. The Company ended the third quarter with total debt outstanding of $214 million, with a leverage ratio of 1.5 to 1.

Business Trends and Outlook

The Company expects consolidated fourth quarter 2015 revenue of $385 to $390 million, reflecting continuing strong demand trends, slightly offset by normal seasonal declines in some businesses. Gross margin is expected to be approximately 32.0%. SG&A expenses as a percentage of revenue are expected to be approximately 21.5% to 22.0%. Adjusted EBITDA margin is expected to be approximately 10.5% to 11.0%.

About AMN Healthcare

AMN Healthcare is the leader and innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. AMN Healthcare’s workforce solutions – including managed services programs, vendor management systems, recruitment process outsourcing and consulting services – enable providers to successfully reduce complexity, increase efficiency and improve patient outcomes within the rapidly evolving healthcare environment. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, and many other healthcare settings. AMN Healthcare disseminates news and information about the Company through its website, which can be found at www.amnhealthcare.com.

Conference Call on November 5, 2015

AMN Healthcare Services, Inc.’s third quarter 2015 conference call will be held on Thursday, November 5, 2015, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1059 in the U.S. or (612) 234-9959 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. A telephonic replay of the call will be available at 7:30 p.m. Eastern Time on November 5, 2015, and can be accessed until 11:59 p.m. Eastern Time on November 19, 2015, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 370640.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, and (3) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures, or may be calculated differently than other similarly title-captioned non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Supplemental Financial and Operating Data” under the caption entitled “Reconciliation of Non-GAAP Items” or on the Company’s website at

http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding fourth quarter 2015 strong demand trends, revenue, gross margin, SG&A expenses and adjusted EBITDA margin. The Company based these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its other periodic reports as well as the Company’s current and other reports filed from time to time with the Securities and Exchange Commission. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

Contact:

Amy C. Chang

Vice President, Investor Relations

866.861.3229

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014
Revenue	$382,859	$264,584	$350,144	$1,060,513	$756,378
Cost of revenue	256,850	184,278	240,026	722,954	524,957

Gross profit	126,009	80,306	110,118	337,559	231,421

	32.9%	30.4%	31.4%	31.8%	30.6%
Operating expenses:
Selling, general and administrative	83,098	60,319	74,727	229,377	170,553
	21.7%	22.8%	21.3%	21.6%	22.5%
Depreciation and amortization	5,304	4,086	5,232	15,631	11,916

Total operating expenses	88,402	64,405	79,959	245,008	182,469

Income from operations	37,607	15,901	30,159	92,551	48,952

Interest expense, net, and other	2,013	1,433	1,977	5,797	7,908

Income before income taxes	35,594	14,468	28,182	86,754	41,044

Income tax expense	1,947	5,969	12,312	25,028	17,722

Net income	$33,647	$8,499	$15,870	$61,726	$23,322

Other comprehensive income (loss):
Foreign currency translation	54	75	(80)	42	29
Unrealized gain (loss) on cash flow hedge, net of income taxes	(367)	0	36	(331)	0

Other comprehensive income (loss)	(313)	75	(44)	(289)	29
Comprehensive income	$33,334	$8,574	$15,826	$61,437	$23,351

Net income per common share:

Basic	$0.71	$0.18	$0.33	$1.30	$0.50

Diluted	$0.69	$0.18	$0.32	$1.27	$0.49

Weighted average common shares outstanding:
Basic	47,674	46,546	47,573	47,466	46,460

Diluted	48,978	48,122	48,863	48,737	47,959

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014
Revenue
Nurse and allied healthcare staffing	$266,279	$174,292	$240,016	$735,341	$503,636
Locum tenens staffing	101,755	78,816	97,388	285,835	219,996
Physician permanent placement services	14,825	11,476	12,740	39,337	32,746

	$382,859	$264,584	$350,144	$1,060,513	$756,378

Reconciliation of Non-GAAP Items:

Segment operating income (1)
Nurse and allied healthcare staffing	$40,873	$21,279	$35,395	$108,169	$63,283
Locum tenens staffing	13,321	8,139	11,711	34,142	22,830
Physician permanent placement services	4,555	2,756	3,277	11,103	7,074

	58,749	32,174	50,383	153,414	93,187
Unallocated corporate overhead	13,127	10,396	11,006	35,093	26,958

Adjusted EBITDA (2)	45,622	21,778	39,377	118,321	66,229
Adjusted EBITDA margin (3)	11.9%	8.2%	11.2%	11.2%	8.8%

Depreciation and amortization	5,304	4,086	5,232	15,631	11,916
Share-based compensation	2,021	1,791	2,153	6,551	5,361
Acquisition and integration costs	690	0	1,833	3,588	0
Interest expense, net, and other	2,013	1,433	1,977	5,797	7,908

Income before income taxes	35,594	14,468	28,182	86,754	41,044
Income tax expense	1,947	5,969	12,312	25,028	17,722

Net income	$33,647	$8,499	$15,870	$61,726	$23,322

GAAP diluted net income per share (EPS)	$0.69	$0.18	$0.32	$1.27	$0.49
Adjustments (net of tax):
Debt extinguishment costs	0.00	0.00	0.00	0.00	0.04
Amortization of intangible assets	0.03	0.02	0.04	0.11	0.07
Acquistion and integration costs	0.01	0.00	0.02	0.04	0.00
Income tax benefits	(0.25)	0.00	0.00	(0.25)	0.00

Adjusted diluted EPS (4)	$0.48	$0.20	$0.38	$1.17	$0.60

	Three Months Ended				Nine Months Ended
	September 30,			June 30,	September 30,
	2015		2014	2015	2015	2014
Gross Margin
Nurse and allied healthcare staffing	32.0%		28.7%	30.7%	30.9%	28.9%
Locum tenens staffing	30.7%		29.0%	29.2%	29.8%	29.5%
Physician permanent placement services	65.4%		64.9%	63.1%	64.8%	63.8%

Operating Data:
Nurse and allied healthcare staffing
Average healthcare professionals on assignment (5)	7,574		5,632	7,277	7,341	5,610
Locum tenens staffing
Days filled (6)	59,267		49,982	59,844	173,371	143,780

	As of September 30,			As of June 30,
	2015	2014		2015
Leverage ratio (7)	1.5	1.7		1.9

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	September 30,	June 30,	December 31,
	2015	2015	2014
Assets
Current assets:
Cash and cash equivalents	$14,408	$14,474	$13,073
Accounts receivable, net	248,779	229,999	186,274
Accounts receivable, subcontractor	49,521	36,909	28,443
Deferred income taxes, net	18,378	27,362	27,330
Prepaid and other current assets	37,895	34,624	27,550

Total current assets	368,981	343,368	282,670

Restricted cash, cash equivalents and investments	25,425	21,698	19,567
Fixed assets, net	45,407	41,621	32,880
Other assets	46,634	45,210	39,895
Goodwill	201,444	197,325	154,387
Intangible assets, net	177,347	176,930	152,517

Total assets	$865,238	$826,152	$681,916

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$113,152	$101,578	$78,993
Accrued compensation and benefits	88,492	76,581	67,995
Current portion of revolving credit facility	30,000	30,000	18,000
Current portion of notes payable	7,500	7,500	7,500
Deferred revenue	4,944	5,505	3,177
Other current liabilities	6,026	10,466	2,630

Total current liabilities	250,114	231,630	178,295

Revolving credit facility	45,500	55,500	0
Notes payable	131,250	133,125	136,875
Deferred income taxes, net	39,000	37,221	32,491
Other long-term liabilities	75,409	80,638	77,674

Total liabilities	541,273	538,114	425,335

Commitments and contingencies

Stockholders’ equity	323,965	288,038	256,581

Total liabilities and stockholders’ equity	$865,238	$826,152	$681,916

AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30	September 30,
	2015	2014 (8)	2015	2015	2014 (8)

Net cash provided by operating activities	$21,950	$15,452	$25,000	$55,637	$22,493

Net cash used in investing activities	(10,768)	(4,511)	(9,516)	(105,634)	(10,320)

Net cash provided by (used in) financing activities	(11,302)	(6,854)	(12,563)	51,290	(18,119)

Effect of exchange rates on cash	54	75	(80)	42	29

Net increase (decrease) in cash and cash equivalents	(66)	4,162	2,841	1,335	(5,917)

Cash and cash equivalents at beginning of period	14,474	5,501	11,633	13,073	15,580

Cash and cash equivalents at end of period	$14,408	$9,663	$14,474	$14,408	$9,663

(1)

Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, unallocated corporate overhead, acquisition and integration costs and share-based compensation.

(2)

Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, acquisition and integration costs and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and is a measure used in credit facilities. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(3)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(4)

Adjusted diluted EPS represents GAAP diluted EPS excluding the impact of 1) amortization of intangible assets; 2) acquisition and integration costs; and 3) other non-recurring costs, such as debt extinguishment costs and income tax benefits in connection with the reversal of reserves for uncertain tax positions, in each case, net of tax. Adjusted diluted EPS for the three and nine months ended September 30, 2014 have been restated to conform to the current year presentation. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparision between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted diluted EPS). Although management believes the items excluded from adjusted diluted EPS are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.

(5)	Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(6)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(7)

Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the last twelve months.

(8)	Certain reclassifications have been made to the condensed consolidated statements of cash flows for the three and nine months ended September 30, 2014 to conform to the current year presentation.